Exhibit 23.2

McGladrey & Pullen

Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sears Holdings Corporation of our report dated June 28, 2010, relating to our audit of the financial statements and supplemental schedule of Lands’ End, Inc. Retirement Plan, which appear in the Annual Report on Form 11-K of Lands’ End, Inc. Retirement Plan for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP
Deerfield, Illinois
October 4, 2010

McGladrey & Pullen, LLP is a member firm of RSM International–

an affiliation of separate and independent legal entities.